Exhibit 10.105

[***].  Confidential Treatment Requested – Certain information in this exhibit has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

ASSET PURCHASE AGREEMENT

This is an ASSET PURCHASE AGREEMENT (this ”Agreement”), dated October 29, 2004 by and between UTStarcom CDMA Technologies Korea Limited, a limited liability company (yuhan hoesa) organized under the laws of Korea (“Purchaser”) and Giga Telecom, Inc., a corporation organized under the laws of Korea (“Seller”). Purchaser and Seller shall sometimes each be referred to as a “Party” and collectively as the ”Parties”.

RECITALS:

WHEREAS, Seller is the owner of certain assets relating to the research and development of CDMA wireless products;

WHEREAS, Purchaser wishes to establish a research and development center in Korea to provide certain design services for its overseas subsidiaries and Affiliates to manufacture and sell CDMA wireless products;

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Transferred Assets (as defined below) upon terms and conditions set forth herein (“Asset Transfer”);

WHEREAS, as a separate arrangement, Seller and UTStarcom Inc. (“UTSI”) have entered into an agreement dated March 8, 2004 whereby UTSI has engaged Seller to design three (3) products (i.e., C2000, C3000 and C5000) (“Existing Projects”) for which UTSI has fully paid the amount of the contract price of United States Dollars [***].  The amount and timing of the payment by Purchaser of a portion of the purchase price for the Asset Transfer shall depend upon the completion of the Existing Projects as set forth herein;

WHEREAS, as a separate arrangement, Seller and UTSI have entered into certain agreements dated August 6, 2004 whereby UTSI has engaged Seller to design certain entry-level handsets using [***] for which UTSI has fully paid the amount of the contract price of United States Dollars [***].

WHEREAS, as a separate arrangement, Seller and UTSI have entered into certain agreements dated September 17, 2004 whereby UTSI has engaged Seller to design three (3) products (i.e., C12000, C1200B and CI 100B) for which UTSI has paid the amount of US$800,000 out of the total amount of US$[***].

NOW THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Purchaser and Seller hereby agree as follows:

DEFINITIONS:

“Affiliate” or “Affiliates” means any Person(s) directly or indirectly controlling, controlled by or under common control with such Person. As used in this definition, “controlling” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether through ownership of securities, partnership or other ownership interests, by contract or otherwise.

“Asset List” has the meaning as described in Section 1.1.

“Asset Transfer” has the meaning as described in the Recitals Section.

“Authority” means any national or local or foreign governmental or regulatory entity, or any department, agency, authority or political subdivision thereof.

“Balance Sheet” has the meaning as described in Section 2.4. “Balance Sheet Date” has the meaning as described in Section 2.4.

“Business Day” shall mean Monday through Friday, except those days on which commercial banks are authorized or required by law to close in either the United States of America or Korea.

“Calendar Day” shall mean all days of the week, including national holidays. “CDMA” shall mean Code Division Multiple Access digital wireless technology. “Closing” and “Closing Date” have the meanings as described in Section 1.12.

“Complete”, “Completed” and “Completion” mean results satisfactory to Purchaser with respect to (i) CDG approval fro Stages 1, 2 and 3, (ii) customer acceptance by at least one carrier, (iii) manufacturing engineering acceptance test and (iv) qualification test.

“Confidential Information” has the meaning as described in Section 1.14(g).

“C2000” means the tri-mode (CDMA 1x / AMPS / GPS) handsets with features of [***] which Seller has agreed to develop for Purchaser pursuant to an agreement therefor dated March 8, 2004.

“C3000” means the tri-mode (CDMA lx / AMPS / GPS) handsets with features of [***] which Seller has agreed to develop for Purchaser pursuant to an agreement therefor dated March 8, 2004.

“C5000” means the tri-mode (CDMA Ix / AMPS / GPS) handsets with features of [***] which Seller has agreed to develop for Purchaser pursuant to an agreement therefor dated March 8, 2004.

“Damages” means the aggregate amount of all damages, claims, losses, obligations, liabilities (including any governmental penalty, fines or punitive damages), deficiencies, interest, costs and expenses arising out of or relating to a matter and any actions, judgments, costs and expenses (including reasonable attorneys’ fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to such matter or to the enforcement of this Agreement and any ancillary agreements thereto, including, but not limited to, reasonable legal fees incurred by the Party entitled to indemnification under this Agreement and any ancillary agreements thereto.

“Employee Releases” has the meaning as described in Section 1.11(f). “Environmental Laws” has the meaning as described in Section 2.12(a).

“Environmental Liabilities” means any liabilities (including costs of re-mediation) known or unknown, foreseen or unforeseen, whether contingent or otherwise, fixed or absolute, present or future, asserted against or incurred by Purchaser arising out of or relating to (i) environmental conditions first occurring or existing prior to the Closing (whether disclosed or undisclosed) including, without limitation, the presence, Release, threat of Release, Management or exposure of or to Hazardous Substances (each as defined herein) at, on, in or under any property relating to or connected with the R&D now or previously owned, operated or leased by Seller or any of its Affiliates or predecessors (whether into the air, soil, ground or surface waters on-site or off-site); (ii) the off site transportation, storage, treatment, recycling or disposal of Hazardous Substances Managed, Released or generated related to or connected with the R&D prior to the, Closing by Seller or any of its Affiliates or predecessors or generated in connection with any of their operations; or (iii) any violation of any Environmental Law in relation to or connected with the R&D first occurring or existing prior to the Closing (including, without limitation, costs and expenses for pollution control equipment required to bring the R&D into compliance with Environmental Laws and fines, penalties and defense costs incurred for such reasonable time after the Closing as it takes Purchaser to come into compliance).

“Environmental Permits” has the meaning as described in Section 2.12(b). “Excluded Assets” has the meaning as described in Section 1.2.

“Existing Projects” has the meaning as described in the Recitals Section.

“Financial Institution” has the same meaning as ascribed to “creditor financial institution” in Article 2, Item 1 of the Corporate Restructuring Promotion Act (Act No. 6991, established on August 14, 2001 as last amended as of December 11, 2003).

“Financial Statements” has the meaning as described in Section 2.4.

“Hazardous Substances” means any hazardous, toxic or polluting materials, substances, wastes, pollutants or contaminants (including, without limitation, petroleum and petroleum products, PCBs, radioactive materials, asbestos or asbestos-containing materials).

“Holdback Amount” has the meaning as described in Section 1.4(a).

“Indemnified Party” and “Indemnifying Party” have the meanings as described in Section 4.5(b)(iv).

“Initial Payment” has the meaning as described in Section 1.4(a). “Installments” has the meaning as described in
Section 1.4(c).

“Intellectual Property” means any or all of the following and all rights relating to or otherwise necessary to the operation of the R&D, whether owned by, licensed to or otherwise used by Seller, in, arising out of, or associated therewith: (i) all United States, Korean and foreign patents and utility models and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, tools and product designs, and all documentation embodying or evidencing any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all databases and data collections and all rights therein throughout the world; (vi) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded; and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

[***] has the meaning as described in the Recitals Section.

[***] has the meaning as described in the Recitals Section.

“Key Employees” has the meaning as described in Section 1.1(g).

“Knowledge” and words of similar import mean, with respect to any Party, actual knowledge of a particular fact or other matter being possessed by any officer or other individual now or formerly having principal responsibility for a business or administrative function of such Party, including individuals servicing in such a capacity in or for the R&D, and the knowledge that reasonably could be expected to be obtained in the course of conducting a reasonably comprehensive investigation concerning the subject matter.

“Korea” means the Republic of Korea.

“Labor Standards Act” means the Labor Standards Act of Korea.

“Law” means all laws, statutes, ordinances, regulations, and other pronouncements having the effect of law of the Republic of Korea or any other country or territory, commonwealth, city, county, municipality, protectorate, possession, court, tribunal, agency, government, department, commission, arbitrator, board, bureau, or instrumentality thereof.

“Liability” means all debt, liabilities, losses, claims, damages, costs, expenses and obligations of every kind, whether fixed or contingent, mature or unmatured, or liquidated or unliquidated, including, without limitation, those arising under any law and those arising under any contract, commitment or undertaking.

“Licensed Intellectual Property” has the meanings as described in Section 2.16(d).

“Lien” or “Liens” means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, tenancy, ground rent, license, mortgage, security agreement, covenant, condition, restriction, right-of-way, easement, encroachment, option, judgment or of other encumbrance of matter of title.

“Loss” or “losses” means any and all deficiencies, judgments, settlements, demands, claims, actions, assessments, liabilities, losses, damages (other than consequential damages), interest, fines, penalties, costs and expenses, including without limitation, reasonable legal, accounting and other costs and expenses incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suit, proceedings, assessment, judgments or appeals.

“Management” has the meaning as described in Section 2.12(d). “Managed” has a similar meaning appropriate for the context.

“Material Adverse Effect” means an effect that is materially adverse (i) to the properties, business, operations, earnings, assets, liabilities or financial condition, or prospects of Seller taken as a whole, (ii) the ability of Seller to perform its obligations under this Agreement, or (iii) the enforceability of this Agreement, as the case may be.

“National Tax Basic Law” means the statute (Act No. 2679), established on December 27, 1974, as last amended by Act No. 7008 on December 30, 2003.

“Person” means any individual, a corporation, a partnership, an association, a trust or other entity or organization, including an Authority.

“Personal Property Permitted Encumbrances” has the meaning as described in Section 2.14. “Purchase Price” has the meaning as described in Section 1.3. “Purchase Price Balance” has the meaning as described in Section 1.4(c). “Purchase Price Escrow Agreement” has the meaning as described in the Section 1.8.

“Raw Materials” means the raw materials being used for or which are substantially related to the R&D for development of all the models that are under development as of the Closing Date, including but not limited to the following models: C2000, C3000, C5000, C1 100A, C1100B; C1200B, C12000 and GSH-810. Those raw materials will include, but will not be limited to, parts, PCBs, moldings, assemblies, tools, and samples that are mobilized for and/or resulted from R&D activities for each stage of development for mock-up samples, prototype samples, engineering samples, mechanical samples, pre-production samples, and mass production samples.

“R&D” means the research and development activities of Seller in respect of CDMA wireless products, including but not limited to all registered rights, copyrights, trade secrets, and manufacturing processes related thereto.

“R&D Employees” has the meaning as described in Section 1.1(g).

“Released” means released, spilled, leaked, pumped, poured, emitted, emptied, discharged, injected, escaped, leached, disposed, or dumped and other similar terms. “Release” when used as a verb, has the same meaning, but in the present tense, and when used as a noun, has a similar meaning appropriate for the context.

“Schedules to be-Prepared” has the meaning of such schedules to this Agreement which have not yet been attached hereto as of the date of this Agreement, but which shall be prepared to Purchaser’s satisfaction and delivered by Seller within a reasonable time after the date hereof.

“Taxes” and “Tax” have the meanings as described in Section 2.7. “Third Party Claim” has the meaning as described in Section 4.5(b)(i). “Transferred Assets” has the meaning as described in Section 1.1.

“United States Dollars” and “US$” means the official currency of the United States of America.

“Walk Away Date” has the meaning as described in Section 5.12(b). “Won” means the official currency of the Republic of Korea.

SECTION 1

THE TRANSACTION

1.1                                 Sale and Purchase of Assets.  Subject to the terms and conditions hereof, at Closing referred to in Section 1.12 below, Seller will sell, transfer, convey and assign to Purchaser, free and clear of all Liens of every kind, nature and description, except for the Excluded Assets (as defined in Section 1.2) or as otherwise disclosed and agreed in this Agreement, and Purchaser will purchase from Seller, all of the assets as shall be listed on Schedule 1.1(a) through (g) (the ”Asset List”) and any other assets that are being used for or are substantially related to the R&D on the date hereof or as of Closing, wherever such assets are located and whether real, personal or mixed, tangible or intangible, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in its books or Financial Statement (collectively, the ”Transferred Assets”). The Transferred Assets shall include, without limitation, all of Seller’s right, title and interest in and to the following, as the same may exist on the Closing Date (as defined in Section 1.12):

(a)          all of the Seller’s right, title and interest in, to and under the Intellectual Property related to the R&D including without limitation the Intellectual Property listed on Schedule (a) to the Asset List, copies and tangible embodiments thereof in whatever form or medium, and all rights to sue and recover damages for past, present and future infringements, dilution, misappropriate, violation, unlawful imitation or breach thereof;

(b)         the Raw Materials and all of Seller’s machinery, equipment, and tools being used for or substantially related to the R&D, including without limitation, the items listed on Schedule 1.1(b) to the Asset List;

(c)          all of Seller’s other tangible assets being used for or substantially related to the R&D, including office equipment and supplies, computer hardware and software, including without limitation, the items listed on Schedule (c) to the Asset List;

(d)         all literature and graphical or written expressions, in whatever form, related to the Intellectual Property, including technical documentation, user manuals and development documents;

(e)          the rights and interest to the lease agreements with respect to certain equipment as listed on
Schedule 1.1(e) to the Asset List;

(f)            all of Seller’s interest in governmental permits, licenses, registrations, orders and approval substantially relating to the R&D and Transferred Assets to the extent such permits, licenses, registrations, orders and approvals are separately transferable to Purchaser; and

(g)         the relevant employees of the Seller listed on Schedule (g) to the Asset List (which list maybe modified one (1) week prior to Closing as provided under Section 4.2), who have been identified as working for the R&D and may be hired by Purchaser as of Closing (“R&D Employees”), including those employees who are identified as key employees to the R&D (“Key Employees”).

To the extent that there are any tangible or intangible assets used by Seller in connection with or otherwise necessary to the operation of the R&D that are not included in this Section 1.1 and are not specifically designated as Excluded Assets in Section 1.2, the Transferred Assets shall include an irrevocable, nonexclusive, perpetual, paid-up, royalty-free, transferable license, contract or lease to utilize such assets in connection with the operation of the R&D after the Closing Date, To the extent that any such assets may not be licensed, contracted or leased, Seller shall take all steps required to assure that Purchaser obtains the benefit of such assets.

For the avoidance of doubt, any and all rights and interest in the products relating to the Existing Projects, [***], whether or not such products have been fully Completed, shall be part of the Transferred Assets and transferred to Purchaser.

1.2                                 Excluded Assets. Notwithstanding any other provision of this Agreement, Seller shall retain all property of any nature, kind and description other than the Transferred Assets and for the avoidance of doubt, the Transferred Assets shall not include the following assets of the R&D (collectively, the ”Excluded Assets”):

(a)          all of Seller’s existing agreements with third parties (including its customers and venders) (other than license agreements of the Licensed Intellectual Property included as part of the Transferred Assets) for the design and production of CDMA wireless products specific to certain customers which were entered into prior to Closing;

(b)         all inventory or other raw materials relating to the R&D in existence prior to Closing except for certain raw materials as set forth in Section 1.1(c) hereof;

(c)          all notes and accounts receivables owing to Seller on the Closing Date;

(d)         all key money deposits for the lease of the building occupied by Seller as of the date hereof;

(e)          any account payables and third party claims related to the R&D;

(f)            all trademarks and trade names of Seller; and

(g)         all assets listed in Schedule 1.2.

1.3                                 Purchase Price. The total aggregate purchase price for the Transferred Assets, exclusive of VAT, shall be US$18,600,000 (the ”Purchase Price”).

1.4                                 Payment of Purchase Price. The Purchase Price shall be paid by Purchaser to Seller as follows:

(a)          The amount of US$13,000,000 shall be paid by Purchaser at Closing by wire transfer in accordance with the instructions of Seller (the ”Initial Payment”), provided that, the amount of US$2,000,000 out of US$13,000,000 above shall be held-back in escrow pursuant to Section 1.8 below (the ”Holdback Amount”) and, provided further that, the amount of the Purchase Price maybe reduced as set forth in Section 1.11(i) below;

(b)         The amount of US$1,600,000 out of [***], which was paid by Purchaser in respect of the [***] shall be applied against the Purchase Price; and

(c)          The amount of US$4,000,000 (“Purchase Price Balance”) shall be paid in three (3) separate installments (“Installments”), subject to adjustments, upon Completion of each of the Existing Projects as provided in Section 1.6 below.

1.5                                 Allocation of Purchase Price. Purchaser and Seller agree that the Purchase Price shall be allocated among the Transferred Assets in accordance with the principles of allocation which shall be set forth in Schedule 1.5, provided that, the Parties shall, on or prior to Closing, update Schedule 1.5 to show the respective amounts allocated to each asset and liabilities (if any). Purchaser and Seller agree that each will report all Tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation.

1.6                                 Payment and Adjustment to Purchase Price Balance.  Each Installment of the Purchase Price Balance may be reduced by [***] or [***] as the case may be, if the Existing Projects are not Completed to Purchaser’s satisfaction as follows:

(a)          First installment. If the C2000 MP is Completed by December 29, 2004, Purchaser shall pay Seller the amount of US$2,000,000 within two (2) Business Days after such Completion or at Closing, whichever is later. If the C2000 MP is Completed between December 30, 2004 to January 31, 2005 and the reason for such delay is due to causes primarily attributable to Seller, the amount of the First Installment shall be reduced by [***] and Purchaser shall pay the Seller the amount of [***] within two (2) Business Days after such Completion or at Closing, whichever is later. If the C2000 MP is Completed after January 31, 2005 and the reason for such delay is due to causes primarily attributable to Seller, the amount of the First Installment shall be reduced by [***] and the Purchaser [***].  Notwithstanding the preceding sentences, if the C2000 MP is not Completed due to causes which are primarily attributable to Purchaser, Purchaser shall pay the appropriate amount on the relevant milestone date as set forth in this Section.

(b)         Second installment. If the C3000 MP is Completed by January 30, 2005, Purchaser shall pay Seller the amount of US$1,000,000 within two (2) Business Days after such Completion or at Closing, whichever is later. If the C3000 MP is Completed between January 31, 2005 to February 28, 2005 and the reason for such delay is due to causes primarily attributable to Seller, the amount of the Second Installment shall be reduced by [***] and the Purchaser shall pay the Seller the amount of [***] within two (2) Business Days after such Completion or at Closing, whichever is later. If the C3000 MP is Completed after February 28, 2005 and the reason for such delay is due to causes primarily attributable to Seller, the amount of the Second Installment shall be reduced by [***] and the Purchaser [***]. Notwithstanding the preceding sentences, if the C3000 MP is not Completed due to causes which are primarily attributable to Purchaser, Purchaser shall pay the appropriate amount on the relevant milestone date as set forth in this Section.

(c)          Third installment. If the C5000 MP is Completed by February 24, 2005, Purchaser shall pay Seller the amount of US$1,000,000 within two (2) Business Days after such Completion or at Closing, whichever is later. If the C5000 MP is Completed between February 25, 2005 to March 25, 2005 and the reason for such delay is due to causes primarily attributable to Seller, the amount of the Third Installment shall be reduced by [***] and the Purchaser shall pay the Seller the amount of [***] within two (2) Business Days after such Completion or at Closing, whichever is later. If the C5000 MP is Completed after March 25, 2005 and the reason for such delay is due to causes primarily attributable to Seller, the amount of the Third Installment shall be reduced by [***] and the Purchaser [***]. Notwithstanding the preceding sentences, if the C5000 MP is not Completed due to causes which are primarily attributable to Purchaser, Purchaser shall pay the appropriate amount on the relevant milestone date as set forth in this Section.

1.7                                 Seller’s Liabilities. Purchaser is not assuming any liabilities of Seller in connection with or related to the Transferred Assets (except for the obligations under the lease agreements that have been assigned to Purchaser under Section 1.1(e)). Seller shall retain, and shall be responsible for paying, performing and discharging all of Seller’s liabilities when due, including without limitation, any obligation under existing agreements with Seller’s customers, any debt or liability owed to creditors of Seller and any liability owed to the R&D Employees.

1.8                                 Purchase Price Escrow. Among the Purchase Price amount to be paid at the Closing, the amount of US$2,000,000 shall be placed into escrow by, and in the name of, Purchaser with a third party escrow agent mutually agreed by the Parties for a period of six (6) months after Closing to secure Seller’s obligations to indemnify Purchaser under this Agreement. The escrow shall be established by execution of an escrow agreement substantially in the form attached hereto as Schedule 1.8 (“Purchase Price Escrow Agreement”).

1.9                                 Conditions to Each Party’s Obligations. The obligations of both Purchaser and Seller to consummate the transactions contemplated hereby are subject to the fulfillment of each of the following conditions on or before the Closing Date.

(a)          No provisions of any applicable law of Korea, and no judgment, injunction, writ, preliminary restraining order or any other order or decree of any nature issued by a court of competent jurisdiction or any governmental body shall (i) prohibit the consummation of the transactions contemplated hereby or (ii) restrain, prohibit or otherwise interfere with the effective operation or enjoyment by Purchaser of all or any material portion of the Transferred Assets.

(b)         Purchaser and Seller shall have each received all material consents, authorizations or approvals from their respective boards of directors, shareholders, governmental agencies (including but not limited to an approval by the Fair Trade Commission of Korea), and third parties that are a pre-requisite to the Closing as a matter of law, in form and substance satisfactory to the other Party, and no such consent, authorization or approval shall have been revoked.

(c)          Purchaser, Seller and the relevant escrow agent shall have executed the Purchase Price Escrow Agreement on or prior to Closing.

1.10                           Conditions to Seller’s Obligations. The obligations of Seller to consummate the transaction contemplated hereby are subject to fulfillment of all of the following conditions on or prior to the Closing Date.

(a)          Each and every representation and warranty made by Purchaser contained in this Agreement shall have been true in all material respects as of the date when made and shall be true in all material respects at and as of the Closing Date as if originally made on and as of the Closing Date.

(b)         All obligations of Purchaser to be performed on or before the Closing Date shall have been performed in all material respects.

(c)          No action shall be threatened or pending before any court or governmental agency the probable outcome of which would result in the restraint or prohibition of the consummation of the transactions contemplated hereby.

(d)         On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions contemplated hereby, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any governmental body or other Person shall have been instituted which questions of validity or legality of the transactions contemplated hereby or which if successfully asserted might otherwise have a Material Adverse Effect on the Transferred Assets.

(e)          Purchaser shall have obtained the approval from Purchaser’s board of directors approving the purchase of the Transferred Assets on the terms of this Agreement and authorizing any one of its directors or officers to execute this Agreement for and on behalf of Purchaser.

(f)            Purchaser shall have obtained the approvals and/or clearance for the transactions contemplated hereby from the Fair Trade Commission of Korea.

(g)         Seller shall have received to its satisfaction the favorable legal opinion of the counsel for Purchaser substantially in the form attached hereto as Schedule 1.10(g).

1.11                           Conditions to Purchaser’s Obligations. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the fulfillment of all of the following conditions on or prior to the Closing Date (or other date as specified hereunder).

(a)          Each and every representation and warranty made by Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true in all material respects as of the date when made and shall be true in all material respects at and as of the Closing Date as if originally made on and as of the Closing Date.

(b)         All obligations of Seller to be performed hereunder on or before the Closing Date shall have been performed in all material respects.

(c)          No action shall be threatened or pending before any court or governmental agency as of the Closing Date the probable outcome of which would result in (i) the restraint or prohibition of the consummation of the transactions contemplated hereby or (ii) the restraint or prohibition of, or interference with, the effective operation of enjoyment by Purchaser of all or any material portion of the Transferred Assets. Among others, no creditor to which Seller has a minimum indebtedness of three hundred million (300,000,000) Won shall have any claims against the assets or business of Purchaser as a result of the Asset Transfer, and the Asset Transfer shall not be subject to the application of fraudulent conveyance by such creditors, avoidance principles and other similar laws.

(d)         On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent .jurisdiction directing that the transactions contemplated hereby, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any governmental body or other Person shall have been instituted which questions of validity or legality of the transactions contemplated hereby or which if successfully asserted might otherwise have a Material Adverse Effect on the Transferred Assets.

(e)          Between the date hereof and the Closing Date, there shall have been no change which could have a Material Adverse Effect on the Transferred Assets.

(f)            Any and all notices to R&D Employees, as required under applicable employment laws, shall have been provided by Seller. At least (i) 77 engineers out of the total 105 R&D Employees and (ii) 100% of the Key Employees, shall have accepted new employment with Purchaser and such employees shall have confirmed in writing that all obligations of Seller have been fully satisfied or discharged at or prior to Closing in the form provided in Schedule 1.11(f) (“Employee Release”), and Purchaser shall have entered into arrangements with Key Employees based on terms and conditions as set forth in Section 4.2(d) satisfactory to Purchaser in its sole discretion. If the number of R&D Employees is less than 105, Seller shall hire such additional personnel prior to Closing with sufficient experience and competence as may be approved by Purchaser in advance so that the number of R&D Employees shall be at least 105.

(g)         Seller shall have obtained the approvals and/or clearances for the transactions contemplated hereby from any governmental agencies (including but not limited to (i) the necessary approvals/clearances from the Ministry of Commerce, Industry and Energy (“MOCIE”) aid the Ministry of Science and Technology (“MOST”) under the Foreign Trade Law (Act No. 6977, established on December 31, 1986 as last amended as of September 29, 2003) and the Technology Development Promotion Law (Act No. 715, established on December 28, 1972 as last amended as of January 29, 2004), respectively, for transfer of the Transferred Assets overseas and (ii) the necessary filings with the Financial Supervisory Commission and Korea Securities Dealers’ Association), such that no further approval, clearance or filing with any governmental authority under applicable laws is required for the transfer of the Transferred Assets overseas as contemplated in Purchaser’s business plan set forth in Schedule 1.11(g), provided that, Seller shall obtain further approval/clearance from the MOCIE and MOST with respect to the transfer of the project models GDB 570, GDM-100, GDM-101, GDM-530, GDM-550, GSD-551, GSD-560, GSD-556, GSD-570, GDB-558, Goias, G-PCS, GSP-556, GSD-430, GSD-456, GDB-M700, CM-800, GPM-200, GPM-3000 and CM-1900A overseas as contemplated in Purchaser’s business plan set forth in Schedule 1.11(g) prior to the Seller’s shareholders’ meeting to approve the transaction contemplated herein. Seller hereby agrees not to convene the shareholders’ meeting until such further approval/clearance from the MOCIE and MOST as provided in the preceding sentence have been obtained, and the Parties shall discuss in good faith whether such further approval/clearance from the MOCIE and MOST are satisfactory to the Purchaser, and if not satisfactory to the Purchaser, whether Purchaser shall terminate this Agreement pursuant to Section 5.12 below. The Purchaser shall determine within five (5) Business Days of receipt of the approval/clearance from MOCIE and MOST whether such approval/clearance are satisfactory to the Purchaser. Further, Purchaser shall have obtained assurance to its reasonable satisfaction that any contemplated change of existing laws or adoption of new laws in connection with the export and/or use of the concerned CDMA technology will not have a Material Adverse Effect as of the Closing on Purchaser’s business in Korea as contemplated in Purchaser’s business plan in respect of the Transferred Assets set forth in Schedule 1.11(g); provided that Purchaser shall determine by five (5) days prior to the date of the Seller’s shareholders’ meeting whether Purchaser obtained such assurance. In addition, Seller shall have obtained its shareholders’ approval for the transactions contemplated herein.

(h)         Seller shall have obtained consent from its creditors, and such consenting creditors shall comprise (i) not less than 70% of the aggregate debt amount of Seller (exclusive of the advance payment from Purchaser) prior to the shareholders’ meeting of Seller approving the Asset Transfer and (ii) not less than 80% of the aggregate debt amount, which amount should include not less than 100% of the aggregate debt amount of the Financial Institutions listed in Schedule 1.11(h)(3), no later than two (2) Business Days prior to Closing. Each of the consenting creditors shall submit to Seller and Purchaser the consent in the form provided in Schedule 1.11(h)(1). Attached hereto as Schedule 1.11(h)(2) is a complete list of all creditors of Seller and the amounts owed to each creditor as of the date hereof. The list of creditors and amount owed provided in Schedule 1.11(h)(2) shall be updated, as necessary, as of Closing.

(i)             Seller shall have obtained consent from any licensor or co-owners of any Intellectual Property, or Licensed Intellectual Property, (excluding software relating to non-developmental tools) in the form satisfactory to Purchaser with respect to the assignment or transfer of such Intellectual Property or Licensed Intellectual Property from Seller to Purchaser. For those Licensed Intellectual Property listed in Schedule 1.11(i), Seller shall use its best efforts to obtain the necessary consent from appropriate licensors or co-owners on or prior to the Closing. In the event such consent is not obtained on or prior to the Closing, and the value of the relevant Intellectual Property, or Licensed Intellectual Property, (excluding software relating to non-developmental tools) for which consent has not been obtained exceeds US$400,000, the Purchase Price shall be deducted by the amount equal to (a) the total value of the relevant Intellectual

Property or Licensed Intellectual Property for which consent has not been obtained minus (b) US$400,000.

(j)             Purchaser shall have received to its satisfaction the favorable legal opinion of the counsel for Seller substantially in the form attached hereto as Schedule 1.11(j).

(k)          Purchaser shall have completed all of its legal, accounting, financial, employee, and creditor due diligence with respect to Seller and shall in its reasonable business judgment have decided that the results of such due diligence from the date hereof until Seller’s shareholders’ meeting for the Asset Transfer, together which such due diligence completed on or prior to the date hereof, do not and will not lead to a frustration of its purposes of the transactions contemplated in this Agreement.

(l)             Purchaser shall have received from Seller, to its reasonable satisfaction, evidence that the investment agreements entered into with (i) Kibo Capital Co., Ltd. dated September 11, 1999 and (ii) Saewon Telecom Co., Ltd., dated October 12,1999, February 23, 2000 and July 10, 2001 have been terminated.

(m)       Seller shall have obtained a waiver from KTB Network Co., Ltd. (“KTB”) with respect to KTB’s rights under the investment agreement between Seller and KTB, dated March 10, 2000, arising with respect to the restrictions under such investment agreement on the transfer of technologies to third parties by Seller and its guarantors. Such waiver shall be in a form substantially similar to the form provided in Schedule 1.11(m).

(n)         Seller shall have provided notice of the transactions to be performed under this Agreement to each of its lenders and, if applicable, consulted with each of such lenders, in each case that such notice or consultation is required under the relevant loan or similar credit document with respect to any changes in the Seller’s property or any sale or transfer of the business or any material assets of Seller.

(o)         Seller shall have given notice to Daehan Investment Trust Co., Ltd. (“Daehan”) under the subscription agreement entered into between Seller and Daehan on September 3, 2003 of the transactions to be performed under this Agreement.

(p)         Seller shall provide the updated Schedule 1.5 as set forth in Section 1.5 to Purchaser’s satisfaction.

(q)         The board of directors of Purchaser shall have approved the transaction contemplated under this Agreement.

1.12                           Closing. The closing under this Agreement will take place twenty two (22) days after the shareholders meeting to approve the Asset Transfer at the time and place as the Parties shall mutually agree or at such other time, date or place as the Parties shall mutually agree (the ”Closing”), provided that, such date shall be no later than January 31, 2005, which date maybe extended by mutual agreement between the Parties. The date on which Closing occurs is sometimes referred to herein as the ”Closing Date.”

1.13                           Deliveries and Proceedings at Closing. At the Closing:

(a)          Deliveries by Seller. Seller shall deliver or cause to be delivered to Purchaser:

(i)                                       In case of Transferred Assets (including Intellectual Properties) that are owned by Seller and are subject to registration with the relevant governmental authorities, the duly executed applications and documentation required to be filed by Seller to duly transfer title to such Transferred Assets;

(ii)                                    In case of Transferred Assets (including Intellectual Properties) that are owned by Seller and are not subject to registration, actual possession of such Transferred Assets (including title certificates and any other documents necessary to effectively transfer title and ownership of such Transferred Assets to the Purchaser);

(iii)                                 In case of Transferred Assets (including Licensed Intellectual Property, excluding software relating to non-developmental tools) that are licensed or leased to Seller and are subject to registration with the relevant governmental authorities, the duly executed applications and documentation required to be filed by Seller to duly transfer title to such Transferred Assets, together with any other documents necessary to effectively transfer such Transferred Assets to the Purchaser, including without limitations, the consent of assignment of such Transferred Assets to Purchaser from the relevant licensor, lessor, etc.;

(iv)                                In case of Transferred Assets (including Licensed Intellectual Property, excluding software relating to non-developmental tools) that are licensed to Seller and are not subject to registration, the consent of assignment of such Transferred Assets to Purchaser from the relevant licensor, lessor, etc.;

(v)                                   copies of the Employee Releases and the employment contracts with respect to the R&D Employees (including the Key Employees);

(vi)                                consent letters from creditors of Seller substantially in the form as provided in
Schedule 1.11(h)(1), which shall include a waiver by the creditor of any claim against the Asset Transfer with respect to the application of fraudulent conveyance, avoidance principles and other similar laws;

(vii)                             certified copies of resolutions of Seller’s board of directors and shareholders meeting, both approving the sale of the Transferred Assets and authorizing any one of its officers to execute this Agreement for and on behalf of Seller;

(viii)                          such other instruments of conveyance as shall be necessary to vest in Purchaser good, valid and marketable title to the Transferred Assets;

(ix)                                  a certificate dated the Closing Date, from the Representative Director of Seller to the effect that Seller has fulfilled the conditions set forth in Section 1.11;

(x)                                     a certificate dated the Closing Date, from the Representative Director of Seller to the effect that Seller has cleared all Liens or other types of encumbrances on the Transferred Assets, except as otherwise expressly provided herein;

(xi)                                  a receipt for the Initial Payment less the Holdback Amount;

(xii)                               copies of the government approvals/clearances as set forth by Section 1.11(g); and

(xiii)                            a fairness opinion from a reputable accounting firm in Korea that the Purchase Price agreed to herein by the Parties is no less than the fair value of the Transferred Assets.

(b)         Deliveries by Purchaser. At the Closing, Purchaser will deliver to Seller:

(i)                                     the Initial Payment less the Holdback Amount to the bank account designated by Seller three (3) days prior to Closing by wire transfer;

(ii)                                  a certificate evidencing the deposit of the Holdback Amount with the Purchase Price Escrow;

(iii)                               a certified copy of a resolution of Purchaser’s board of directors approving the purchase of the Transferred Assets on the terms of this Agreement and authorizing any one of its directors or officers to execute this Agreement for and on behalf of Seller;

(iv)                              a certificate dated the Closing Date, from an authorized officer of Purchaser to the effect that Purchaser has fulfilled the conditions set forth in Section 1.10; and

(v)                                 a document evidencing approval and/or clearance for the transactions contemplated hereby from the Fair Trade Commission of Korea,

(c)          Other Deliveries. Any other documents or agreements required to be executed and/or delivered pursuant to this Agreement or otherwise necessary for the consummation of the transaction contemplated hereby will be exchanged.

1.14                           Covenants of Seller. From and after the date hereof and until the Closing Date, Seller hereby covenants and agrees that:

(a)          Business in Ordinary Course. Seller will carry on the R&D in the ordinary and normal . course and in substantially the same manner as heretofore, except as otherwise expressly provided herein, and shall notify Purchaser immediately in writing of any changes or deviations from the ordinary and normal course of business.

(b)         Maintain Properties. Seller will maintain and keep the Transferred Assets in as good repair, working order and condition as at present, except for depreciation due to ordinary wear and tear.

(c)          Insurance. Seller will keep in full force and effect insurance and bonds comparable in amount and scope of coverage to what is now covering the R&D and all assets related thereto.

(d)         Perform Contracts. Seller will perform in all material respects the obligations to be performed under all the contracts and documents of or relating to the R&D. Furthermore, Seller shall devote reasonable effort and resources towards the completion of the Existing Projects, [***] until the Closing. Seller shall place all output from the Existing Projects, [***] into escrow in the name of Purchaser with a third-party escrow agent mutually agreed by the Parties for ultimate release to the Purchaser upon the earlier of Completion of each Project or the commencement of bankruptcy proceedings in respect of the Seller. The escrow shall be established by execution of an escrow agreement substantially in the form attached hereto as Schedule 1.14(d)(1). For the avoidance of doubt, if the Closing does not occur and this Agreement is thus terminated, Seller shall remain obligated to complete the Existing Projects, [***] as provided in their respective agreements. Seller shall provide a letter of guarantee to Purchaser whereby, in the event Seller has failed to fulfill its obligations under the Existing Projects, [***], Seller shall transfer to Purchaser without consideration and with no cost to the Purchaser all necessary intellectual property rights (the ”Designs”) so as to allow Purchaser to manufacture, use and sell CDMA 450Mhz products, (Model Nos. GSD-430, GSD-456) and PCMCIA Card (Model No. GPM 200). For the purpose of this letter of guarantee, upon the execution of this Agreement or as soon as practicable but no later than five (5) Business Days from the execution of this Agreement, Seller agrees to transfer the titles to the Designs to a third-party escrow agent chosen by Purchaser as collateral, and Purchaser shall then grant or shall cause the escrow agent to grant to Seller without consideration and with no cost to Seller an exclusive, transferable (such transfer is subject to Purchaser’s consent which shall not be unreasonably withheld or delayed), and royalty-free license to use the Designs without any restrictions unless and until Seller fails to Complete the Existing Projects, [***] by the due date under the relevant agreement for each product, at which time, subject to the terms and conditions of the escrow agreement, the escrow agent shall transfer the titles to the Designs to Purchaser; provided, however, that Purchaser shall transfer or shall cause the escrow agent to transfer the title to the Designs back to Seller upon the Completion of the Existing Projects, [***]. The foregoing escrow shall be established by execution of an escrow agreement mutually agreed upon by the Parties no later than five (5) Business Days from the execution of this Agreement.

(e)          Approvals and Consents. As soon as practicable after the execution of this Agreement, Seller shall take all reasonable action required to obtain all waivers, consents, approvals, including but not limited to (i) an approval from the shareholders meeting and Authorities and (ii) all consents and approvals from co-owners and licensors of the Intellectual Property, and Licensed Intellectual Property (excluding software relating to non-developmental tools), respectively, as provided in Section 1.11(i); and promptly to give all notices, effect all registrations pursuant to and make all other filings with or submissions to, any third parties, including governmental authorities, necessary or advisable to authorize, approve or permit the transactions contemplated hereby.

(f)            Confidentiality. Seller hereby covenants and agrees that, except as may be required by law, rule or regulation or court order, unless this Agreement is terminated, it will not at any time reveal, divulge or make known to any Person (other than (i) the creditors of Seller to the extent necessary to obtain such creditor’s consent pursuant to Section 1.11(h), (ii) to KTB to the extent necessary to obtain KTB’s waiver pursuant to Section 1.11(m), (iii) Seller’s employees, officers, directors and outside advisors who need to know the Confidential Information and (iv) Purchaser, their Affiliates or their agents) any information that relates to this Agreement, the transactions contemplated hereby or the R&D (whether now possessed by Seller or furnished by Purchaser after the Closing Date), including, but not limited to, customer lists or other customer information, trade secrets or formulae, marketing plans or proposals, financial information or any data, written material, records or documents used by or relating to the R&D that are of a confidential nature (collectively, the ”Confidential Information”).

(g)         Advice of Changes. Seller hereby covenants and agrees that it will advise Purchaser promptly in writing of any fact that, if previously known, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would result in breach in any material respect by Seller of any of its representations and warranties, covenants or agreements hereunder or which would have a Material Adverse Effect on the Transferred Assets or the transactions contemplated hereby.

(h)         All Necessary Filings. Seller hereby covenants that it has made and will make all necessary filings with the relevant government agencies which are required for the completion of the transactions contemplated in this Agreement.

(i)             Access to Information; Cooperation. Seller hereby covenants and agrees that it shall give Purchaser and their representatives, counsel, accountants and consultants reasonable access, during normal business hours, to such of the properties, books, accounts, contracts and records of Seller as Purchaser deem relevant to the Transferred Assets and the R&D, and furnish or otherwise make available to Purchaser all such information concerning the Transferred Assets and the R&D as Purchaser may request.

(j)             Intentional Misrepresentations. Without express written consent of Purchaser, Seller shall not take or omit any action with the intention to cause any of its representations and warranties under this Agreement to be inaccurate in material respect at, or any time prior to, the Closing.

(k)          Vacating Premises. On or prior to the Closing Date, Seller shall vacate the office space currently used by Seller as of the date hereof and shall leave the premises in the same condition as currently used by Seller as of the date hereof except for Removal of the Excluded Assets. Seller will take all necessary action to effect the assignment of the current lease agreement with respect to the office space to Purchaser including obtaining the consent from the lessor of the office space with respect to such assignment, provided that, Purchaser shall have paid the key money deposit for such assignment to Seller on the Closing Date; provided further that if the key money deposit with the lessor of the office space above is not returned to Purchaser upon the expiration/termination of such assignment agreement due to causes primarily attributable to Seller prior to Closing, Seller shall refund such amount within five (5) Business Days from the date of Purchaser’s written notice thereof to Seller.

(l)             Fair Value. Prior to the Closing Date Seller shall have obtained a fairness opinion from a reputable accounting firm in Korea that the Purchase Price agreed to herein by the Parties is no less than the fair value of the Transferred Assets.

1.15                           Covenants of PurchaserFrom and after the date hereof and until the Closing Date, Purchaser hereby covenants and agrees that it shall in good faith cooperate with Seller and provide Seller with reasonable resources necessary for Completion of the Existing Projects, [***].

1.16                           Adjustment and Apportionment. All utilities, service charges, fees and other expenses relating to the Transferred Assets for all periods up to but excluding the Closing Date shall be the obligation of Seller and for all other periods including and following the Closing Date shall be the obligation of Purchaser. All utilities, service charges, fees and other expenses relating to the Transferred Assets, whether prepaid or due after the Closing Date, shall be adjusted ratably as of the Closing Date and, if and to the extent that it is not possible to do so at the Closing, Purchaser and Seller shall continue to work together in good faith and to make any remaining adjustments as soon as practicable after the Closing Date. Any such prorated utilities, service charges, fees and other expenses shall be paid directly to a Party entitled to such reimbursement by wire transfer in immediately available funds to the account designated by such Party, within five (5) days after the determination thereof in accordance with this Section.

SECTION 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to and with Purchaser as follows, which representation and warranties are, as of the date of this Agreement, and will be, as of the Closing Date, true and correct, except for those representations and warranties which speak as to a certain date (as far as any of the following representations and warranties are conditioned upon the preparation of the Schedules to-be Prepared, such representations and warranties shall be deemed to have been made as of the date when the relevant Schedules to be Prepared are delivered to Purchaser, and obtained their written consents thereto):

2.1                                 Organization. Seller is a corporation duly incorporated and validly existing under the laws of Korea. Seller has all requisite corporate power and authority to own or lease its properties and assets as now owned or leased, to carry on its businesses as and where now being conducted and to enter into this Agreement, and perform its obligations hereunder. The copies of Seller’s articles of incorporation and bylaws, as amended to date, which have been delivered to Purchaser, are correct and complete and are in full force and effect.

2.2                                 Authorization and Enforceability. The execution, delivery and performance of this Agreement has been, and all other agreements, documents and instruments to which Seller is a party or otherwise obligated which are to be executed, delivered or performed pursuant to this Agreement have been duly authorized by all necessary corporate action on the part of Seller, including the approvals by the board of directors (other than the shareholders approval which Seller shall obtain before the Closing). This Agreement has been, and at Closing any and all ancillary agreements thereto shall have been duly executed and delivered by Seller, and this Agreement constitutes, and at Closing any ancillary agreements thereto will constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms.

2.3                                 No Violation of Laws or Agreements. Except as set forth on Schedule 2.3, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Seller, will not (a) contravene any provision of Seller’s articles of incorporation; (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which Seller is a party or by which it or any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation, or (c) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any contracts to be assigned to Purchaser.

2.4                                 Financial Statements. The books of account and related records of Seller fairly reflect in reasonable detail the assets, liabilities and transactions related to Seller and are in adequate condition for the preparation of the Financial Statement (as defined below and which shall be limited only to a balance sheet and a statement of profits and losses) in accordance with Korean GAAP applied on a consistent basis. Seller has delivered to Purchaser its audited financial statements for the fiscal years as of 2001, 2002, 2003, respectively, and shall provide the unaudited financial statements for the past three (3) quarters for the year 2004 (the ”Financial Statements”). The Financial Statements: (a) fairly presents and will present the financial condition, assets and liabilities of Seller as of the dates thereof; and (b) has been and will be prepared in accordance with Korean GAAP consistently applied. All references in this Agreement to the ”Balance Sheet” shall mean the balance sheet of Seller as of December 31, 2003 included in the Financial Statement and all references to the ”Balance Sheet Date” shall mean December 31, 2003.

2.5                                 Undisclosed Liabilities. Seller has no liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of national, local or foreign Taxes, customs duties and any interest or penalties related hereto, except for liabilities that are (a) fully reflected on the Balance Sheet or (b) incurred in the ordinary course of business since the Balance Sheet Date and fully reflected as liabilities on Seller’s books of account, none of which individually or in the aggregate, has been materially adverse.

2.6                                 No Changes. Except as disclosed on Schedule 2.6, since the Balance Sheet Date and until the Closing, Seller has conducted its business only in the ordinary course. Except as otherwise disclosed on Schedule 2.6, there has not been:

(a)          any change in the financial condition, assets, liabilities, net worth of Seller, except changes in the ordinary course of business, none of which, individually or in the aggregate has been or could materially affect the Purchaser’s ability to fully utilize the Transferred Assets;

(b)         any damage, destruction or loss, whether or not covered by insurance, which could materially affect the Purchaser’s ability to fully utilize the Transferred Assets;

(c)          any mortgage, pledge or subjection to Lien, charge or encumbrance of any kind on the Transferred Assets;

(d)         any strike, walkout, labor trouble or any other new or continued event, development or condition of any character which has or could have a Material Adverse Effect;

(e)          any increase in the salaries or other compensation (excluding increases in the ordinary course of business and consistent with past practice) payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any R&D Employees, or any increase in, or any addition to, other benefits (including without limitation any bonus, profit-sharing, pension or other plan) to which any of the R&D Employees maybe entitled, or. any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to any employee benefit plan, or any other. payment of any kind to (or on behalf of) any such R&D Employee other than payment of base compensation and reimbursement for reasonable business expenses in the ordinary course of business;

(f)            any making or authorization of any capital expenditures which are not in the ordinary course of business or in excess of 10 million Won to the R&D;

(g)         any cancellation or waiver of any right material to the operation of Seller’s business or any cancellation or waiver of any debts or claims of substantial value or any cancellation or waiver of any debts or claims against any Affiliate;

(h)         any sale, transfer or other disposition of any of the Transferred Assets,

(i)             any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by Seller other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date;

(j)             any adverse change or any threat of any adverse change in Seller’s relations with, or any loss or threat of loss of, Seller’s suppliers, clients or customers, which change or loss could have a Material Adverse Effect on the Transferred Assets;

(k)          any write-offs as uncorrectable of any notes receivable of Seller or write-downs of the value of any of the Transferred Assets or other than in immaterial amounts or in the ordinary course of business consistent with past practice and at a rate no greater than during the twelve months ended on the Balance Sheet Date;

(l)             any change by Seller in any method of accounting or keeping its books of account or accounting practices;

(m)       any creation, incurrence, assumption or guarantee by Seller of any obligations or liabilities that would have a Material Adverse Effect on the Transferred Assets (whether absolute, accrued, contingent or otherwise and whether due or to become due), or any creation, incurrence, assumption or guarantee by Seller of any indebtedness for money borrowed;

(n)         any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with, any Affiliate, except for (i) compensation to its officers and employees at rates not exceeding the rates of compensation disclosed on Schedule 2.6(n) hereto, (ii) reimbursements of or advances for expenses incurred for business-related purposes not exceeding 10 million Won outstanding in the aggregate at any given time and (iii) payment, in the ordinary course of business, of liabilities or obligations shown or reflected on the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date.

(o)         any disposition of or failure to keep in effect any rights in, to or for the use of Intellectual Property included in the Transferred Assets, or any disclosure to any person not an employee or other disposal of any trade secret, process or know-how relating to the R&D.

(p)         any transaction, agreement or event to which Seller is a party or a participant outside the ordinary course of the R&D or inconsistent with past practice.

(q)         Seller has become subject to any newly enacted or adopted law of Korea which may reasonably be expected to materially affect the Purchaser’s ability to fully utilize the Transferred Assets.

2.7                                 Taxes. Seller has (a) timely filed all national or local, payroll, withholding, VAT, excise, sales, use, customs duties, personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock and franchise or other tax returns of any kind whatsoever (all the foregoing taxes, including interest and penalties thereon and including estimated taxes, being hereinafter collectively called “Taxes” and individually a “Tax”), (b) has paid all Taxes which are due pursuant to such returns and (c) paid all other Taxes for which a notice of assessment or demand for payment has been received. All such returns have been prepared in accordance with all applicable laws and requirements of Korea and accurately reflect the taxable income (or other measure of Tax) of the Party filing the same. The accruals for Taxes contained in the Balance Sheet are adequate to cover all liabilities for Taxes of Seller for all periods ending on or before the Balance Sheet Date and nothing has occurred subsequent to that date to make any of such accruals inadequate as of the Balance Sheet Date. All Taxes for periods beginning after the Balance Sheet Date have been paid or are adequately reserved against on the books of Seller. Seller has timely filed all information returns or reports which are required to be filed and has accurately reported all information required to be included on such returns or reports. To Seller’s Knowledge, there are no proposed assessments of Tax against Seller or proposed adjustments to any Tax returns filed, pending against Seller. Seller has not received notice that any Tax return is under examination by any taxing authority. Seller has not executed a waiver or consent extending any statute of limitation for any Tax liability which remains outstanding. Seller has not (a) joined in or been required to join in filing a consolidated income Tax return, or (b) entered into a closing agreement with any taxing authority.

2.8                                 Lease Agreements. All lease agreements that are subject to the Asset Transfer pursuant to Section 1.1(c) are in full force and effect and no party to such lease agreement is in default under any of the terms thereof; and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any party under any provision thereof. Seller has obtain all necessary consents from the relevant lessors in respect of assignment of the rights, interests and obligations under the lease agreement to the Purchaser pursuant to this Agreement.

2.9                                 No Pending Litigation or Proceedings. Except as set forth on Schedule 2.9 hereto, there are no actions, suits, investigations, proceedings or claims pending or affecting, or to Seller’s Knowledge, threatened against Seller or Seller’s agents or their assets, by or before any court or governmental department, agency or instrumentality, and to Seller’s Knowledge, there is no basis for any such action, suit, investigation, proceeding or claim. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency, against the Seller.

2.10                           Contracts, Compliance.  Schedule 2.10 hereto is a true, correct and complete list of all contracts or commitments with the contract amount in excess of 100 million Won, oral or written, formal or informal. All such contracts and other commitments are in full force and effect; all parties to such contracts and other commitments have complied with the provisions thereof; no such party is in default under any of the terms thereof; and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any party under any provision thereof.

2.11                           Compliance with Laws.  Schedule 2.11 hereto sets forth a list of all material permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals from all national, local and foreign governmental and regulatory bodies held by Seller. Seller holds and is in compliance with all material permits, certificates, licenses, orders, approvals, registrations, franchises and authorizations required under all laws of Korea, and, to Seller’s Knowledge, all of such permits, certificates, licenses, orders, approvals, registrations, franchises and authorizations are in full force and effect. Seller has complied with all applicable statutes, rules, and regulations of Korea, and orders, national and local, which, if not complied with, would have a Material Adverse Effect on the Transferred Assets. No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and, to Seller’s Knowledge, no investigation or review is pending or threatened by any governmental or other entity (a) with respect to any alleged violation by Seller of any law of Korea of any governmental entity or (b) with respect to any alleged failure by Seller to have any permit, certificate, license, approval, registration or authorization required in connection with its business operation which have a Material Adverse Effect on the Transferred Assets.

2.12                           Environmental Matters. Except where the failure of a representation contained herein would not have a Material Adverse Effect:

(a)          Seller is in compliance with all applicable national or local statutory or regulation, rule, order, ordinance, guideline, direction, or notice, relating to the environment, public health and safety, and employee health and safety, including those relating to hazardous substances (“Environmental Laws”).

(b)         Seller holds and is in compliance with all necessary or required environmental permits, certificates, consent or other settlement agreements, licenses, approvals, registrations and authorizations required under all Environmental Laws (“Environmental Permits”) as being used as of the date of this Agreement, and all of such Environmental Permits are valid and in full force and effect. All such Environmental Permits held by Seller are listed on Schedule 2.12 hereto and any that are not transferable are so designated. Seller has made or will make before the Closing timely application for renewals of all such Environmental Permits for which Environmental Laws require that applications must be filed on or before the Closing to maintain the Environmental Permits in full force and effect after the

Closing Date. Purchaser shall bear any fees, cost or other expenses incurred in making such filings or applications to the extent to which Purchaser receives a benefit from the Environmental Permit obtained as a result of such filing or application.

(c)          No consent, approval or authorization of, or registration or filing with any Person, including any environmental governmental Authority or regulatory agency, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d)         No notice, citation, summons or order has been issued or served upon, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or to Seller’s Knowledge, threatened by any Authority or Person: (a) with respect to any alleged violation by Seller of any Environmental Law; or (b) with respect to any alleged failure by Seller to have any Environmental Permit; or (c) with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal (collectively “Management”) of any Hazardous Substances by or on behalf of Seller or, to Seller’s Knowledge, its predecessors.

(e)          Seller has not received any request for information, notice of claim, demand, order or notification for which it or any of its predecessors are or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual Release of any Hazardous Substance.

(f)            There are no environmental Liens on the Transferred Assets which would materially impair Purchaser’s ability to lawfully operate the R&D as such R&D was operated prior to the Closing Date and, to Seller’s Knowledge, no government actions have been taken or are in process or pending which could subject any of such properties to such Liens.

(g)         To Seller’s Knowledge, there are no facts or circumstances related to environmental matters concerning the Transferred Assets that could reasonably be expected to lead to any future environmental claims against Seller, or Purchaser under current law.

2.13                           Consents. Except as set forth on Schedule 2.13, no consent, approval or authorization of, or registration or filing with, any Person, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

2.14                           Personal Property. Seller owns all of its tangible personal property and assets substantially relating to or affecting the R&D, including the properties and assets reflected in the Balance Sheet (except those disposed of in the ordinary course of business since the Balance Sheet Date); and at Closing none of such properties or assets will be subject to any mortgage, pledge, lien, restriction, encumbrance, claim, security interest, charge or any other matter affecting title, except, (a) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected properties or impairs any operations of Seller, (b) liens for current Taxes not yet due and payable, or (c) as disclosed on Schedule 2.14 hereto (the ”Personal Property Permitted Encumbrances”). All tangible personal property, assets, equipment or other personal property consigned or leased to Seller which are used in the operation of the R&D are listed on Schedule 1.14.

2.15                           CDMA Handset Models.  Schedule 2.15 sets forth all of the CDMA handset models and PCMCIA cards (including without limitation W-CDMA and CDMA 2000) that have been developed and sold by Seller for the past three (3) years, including the identity of the customer(s), number of units sold to such customer(s) and the total amount of sales.

2.16                           Intellectual Properties

(a)          Attached hereto as Schedule 2.16(a) is a correct and complete list of all Intellectual Property owned by or licensed to Seller. Schedule 2.16(a) includes all of the Intellectual Property used in the ordinary day-to-day operation of the R&D, and there are no other items of Intellectual Property that are regularly used in the ordinary day-to-day operation of the R&D. Seller does not use any Intellectual

Property owned or licensed by any Affiliates of Seller.

(b)         Except as set forth on Schedule 2.16(b), neither the manufacture, sale, use of any products now or heretofore manufactured or sold by Seller nor the operation of the R&D did and does infringe (nor has any claim been made that any such action infringes) the patents or other Intellectual Property rights of others.

(c)          With respect to the portion of the Intellectual Property that is owned by Seller (“Owned Intellectual Property”), except as disclosed in Schedule 2.16(c), Seller is the exclusive owner of the entire and unencumbered right, title and interest in and to the Owned Intellectual Property, and to the Knowledge of Seller, Seller has a valid right to use the Owned Intellectual Property as necessary to conduct the R&D as now conducted or as contemplated to be conducted. Except as disclosed in Schedule 2.16(c), Seller is the applicant or assignee of record in all applications and owner of record in all registrations set forth in Schedule 2.16(a), and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received by Seller in connection with any such applications.

(d)         With respect to the portion of the Intellectual Property that is not owned by Seller (“Licensed Intellectual Property”), Seller owns or possesses adequate licenses or other rights to use the same as necessary to conduct the R&D as now conducted. Except as set forth on Schedule 2.16(d), there is no agreement to which Seller is a party or to which Seller is legally bound and no restriction or Liens, materially and adversely affecting the use by Seller and, after the Closing, the use by Purchaser, of any of the Licensed Intellectual Properties.

(e)          There is no pending litigation or other legal action with respect to any of the Intellectual Properties, and no order, holding, decision or judgment has been rendered by any Authority, and no agreement, consent or stipulation exists to which, in any such event, Seller is a party or of which Seller has Knowledge, which would prevent Seller, or after the Closing, Purchaser, from using any of the Intellectual Properties. The Intellectual Property, to the Knowledge of Seller, are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

(f)            The acquisition of the Transferred Assets by Purchaser will not result in Purchaser being required either (i) to pay any royalties, other payments or consideration, or (ii) to grant any right, to any third parties, either directly or indirectly or through Seller, with respect to the Intellectual Property rights of such third parties.

(g)         Schedule 2.16(g) lists all actions that must be taken by Purchaser within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any of the Intellectual Property.

(h)         To the Knowledge of Seller, no Person is engaging in any activity that infringes the Intellectual Property of Seller. Except as disclosed in Schedule 2.16(h), Seller has not granted any license or other right to any third party with respect to Intellectual Property.

(i)             Seller has taken reasonable measures in accordance with normal industry practice to maintain the confidentiality of the trade secrets and other confidential Intellectual Property.

(j)             Each employee, contractor and consultant of Seller who contributed to or participated in the creation or development of any intellectual Property on behalf of Seller: (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of Seller (or such predecessor in interest, as applicable) of all right, title and interest in such material. Each such agreement and assignment complies with, and is legally valid, effective and enforceable under, applicable Law, and such employee, contractor or consultant would not have any basis for any claim with respect to such Intellectual Property.

2.17                           Transactions with Related Parties. Except as disclosed on Schedule 2.17, no Affiliate has, in excess of 10 million Won,:

(a)          borrowed money or loaned money to Seller which remains outstanding against Seller;

(b)         any contractual or other claims, express or implied, of any kind whatsoever

(c)          any interest in any property or assets used by Seller; or

(d)         is engaged in any other transaction with Seller.

2.18                           Condition of Assets. The Transferred Assets used in or related to or affecting the R&D, including those reflected in the Balance Sheet, are adequate for the operation of the R&D as it has been previously conducted by Seller.

2.19                           Compensation Arrangements. Schedule 2.19 hereto sets forth the following information:

(a)          The names and current annual salary, including any bonus, if applicable, of all R&D Employees together with a statement of the full amount of all remuneration paid by Seller to each such person during the 12 month period preceding the date hereof.

(b)         Schedule 2.19 hereto contains a true and complete list of all current R&D Employees of Seller that Seller asserts are necessary to the operation of the R&D, together with their respective job titles and current annual compensation and bonuses or bonus eligibility (if any), as of the date hereof. Schedule 2.19 shall have been updated as of the Closing, if necessary. Except for those individuals identified on Schedule 2.19, there are no employees hired by and currently working for Seller who has devoted a material part of his/her time with the Seller in the operation of the R&D.

2.20                           Labor Relations.

(a)          Schedule 2.20 contains a list of all written employment policies, practices, manuals, handbooks, procedures, and terms and conditions of employment of Seller, including wages, pension benefit plan, an employee welfare benefit plan or any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, health, cafeteria, flexible benefit, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, life insurance, welfare or other employee benefit or fringe benefit plan, program or arrangement, or any other similar things that are applicable to employees of Seller. Except as listed on Schedule 2.20, there are no employment policies, practices, manuals, handbooks, procedures or terms or conditions of employment that are applicable to employees of Seller.

(b)         Schedule 2.20 contains a list of all current, or if expired and not renewed, the most recent, employment, labor or collective bargaining agreements with any of the R&D Employees. Except as listed on Schedule 2.20, there is no employment, labor or collective bargaining agreement, or governmental or administrative charges, affecting or concerning the R&D Employees, pending or to Seller’s knowledge threatened against Seller.

(c)          Except as set forth on Schedule 2.20, there are no consulting, contracting or independent contracting agreements with any person retained or employed in connection with the Transferred Assets.

(d)         The overall relations of Seller with its employees are good. There are no unfair labor practice complaints against Seller pending or, to Seller’s best Knowledge, threatened, There is no labor strike, dispute, slow down or stoppage actually pending or, to Seller’s best Knowledge, threatened against or involving Seller. No employee grievance which might to Seller’s Knowledge have an adverse effect on Seller is pending. No private agreement restricts Seller from relocating, closing or terminating any of its operations or facilities. Except as disclosed in Schedule 2.20, Seller has not in the past twelve (12) months experienced any work stoppage or slow down or, to the best of Seller’s Knowledge committed any unfair labor practice.

(e)          As of Closing, all actual or to Seller’s Knowledge, potential liabilities of Seller in respect of the R&D Employees have been fully satisfied and discharged, including any accrued severance obligations.

2.21                           Products Liability. There are no (a) liabilities of Seller, fixed or contingent, asserted or, to Seller’s Knowledge, unasserted, with respect to any product liability or any similar claim that relates to any product manufactured and sold by Seller to others, or (b) liabilities of Seller, fixed or contingent, asserted or, to Seller’s Knowledge, unasserted, with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any product manufactured and sold by Seller to others other than standard warranty obligations (to replace, repair or refund) made by Seller in the ordinary course of business to Purchasers of its products.

2.22                           Insurance. Attached hereto as Schedule 2.22 is a complete and correct list of all policies of insurance relating to the Transferred Assets of which Seller is the owner, insured or beneficiary, or covering any of the Transferred Assets, true, correct and complete copies of which have been delivered to Purchaser, indicating for each policy the carrier, the insured, type of coverage, the amounts of coverage, deductible, premium rate, cash value if any, expiration date and any pending claims thereunder. All such policies are in full force and effect. The coverage provided by such policies is reasonable and consistent with the CDMA industry standard in Korea. Seller has paid-in-full all premiums due on such policies as of the Closing Date. There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. There are no outstanding unpaid premiums or claims under such policies. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by Seller. Seller has not been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years.

2.23                           Brokerage. Except as disclosed in Schedule 2.23, Seller has not made any agreement or taken any other action which might cause anyone to become entitled to a broker’s fee or commission as a result of the transaction contemplated hereunder.

2.24                           Disclosure. No representation or warranty by Seller in this Agreement, and no exhibit, certificate or schedule furnished or to be furnished to Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide Purchaser with proper information as to Seller and the Transferred Assets. Seller shall disclose to Purchaser at Closing any information then in the possession of Seller that indicates that Purchaser is in breach of this Agreement or which may provide the basis for a claim by Seller that Purchaser has breached this Agreement.

2.25                           Mitigation. The Parties acknowledge that the representations and warranties set forth above shall, in any case not be interpreted as limiting or restricting Purchaser’s general obligation at law, if any, to prevent and/or mitigate any loss or damages which it may incur after the Closing in connection with or involving the transfer of the R&D or the Transferred Assets.

2.26                           Solvency. Seller warrants and represents that, between the date of this Agreement and the Closing Date that Seller has not been unable and is not unable to pay its debts as they become due.

2.27                           Kibo Capital Co., Ltd. and Saewon Telecom Co., Ltd.Seller warrants and represents that the investment agreements entered into with (i) Kibo Capital Co., Ltd. dated September 11, 1999 and

(ii) Saewon Telecom Co., Ltd., dated October 12, 1999, February 23, 2000 and July 10, 2001 have been terminated by the Closing Date.

2.28                           Financial Creditors of Seller.  Schedule 2.28 is a complete list of all of the Financial Institutions to which Seller is indebted.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows, which representations and warranties are, as of the date of this Agreement, and will be, of the Closing Date, true and correct, except for those representations and warranties which speak as to a certain date:

3.1                                 Organization and Good Standing. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Korea.

3.2                                 Corporate Power and Authority. Purchaser has all requisite corporate power and authority to make, execute, deliver and perform this Agreement and all other agreements, documents and instruments to which it is a party or is otherwise obligated which are executed, delivered or performed pursuant to this Agreement.

3.3                                 Due Authorization. The execution, delivery and performance of this Agreement and all other agreements, documents and instruments to which Purchaser is a party or is otherwise obligated which are to be executed, delivered or performed pursuant to this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser, and this Agreement constitutes and any other instruments to be delivered by Purchaser at Closing, when executed and delivered at Closing, will constitute, the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms.

3.4                                 No Violations of Laws or Agreements. The execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not result in any breach or acceleration of any of the terms or conditions of its articles of incorporation or bylaws, or of any mortgage, bond, indenture, contract, agreement, license or other instrument or obligation to which Purchaser is a party. The execution, delivery and performance of this Agreement or the other agreements contemplated by this Agreement will not result in the material violation of any law, statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which Purchaser is, was or may be bound.

3.5                                 Disclosure. No representation or warranty by Purchaser in this Agreement, and no exhibit, certificate or schedule furnished or to be furnished to Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide Seller with proper information as to Purchaser and the Purchase Assets. Purchaser shall disclose to Seller at Closing any information then in the possession of Purchaser that indicates that Seller is in breach of this Agreement or which may provide the basis for a claim by Purchaser that Seller has breached this Agreement.

3.6                                 Mitigatin. The Parties acknowledge that the representations and warranties set forth above shall, in any case not be interpreted as limiting or restricting Seller’s general obligation at law, if any, to prevent and/or mitigate any loss or damages which it may incur after the Closing in connection with or involving the transfer of the R&D or the Transferred Assets.

3.7                                 Brokerage. Except as set forth on Schedule 3.7, Purchaser has not made any agreement or taken any other action which might cause anyone to become entitled to a broker’s fee or commission as a result of the transaction contemplated hereunder.

SECTION 4

CERTAIN ADDITIONAL. COVENANTS

4.1                                 Costs, Expenses and Taxes Unless otherwise provided for herein, Purchaser and Seller will each pay all their own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including (a) all costs, expenses and Taxes to the extent levied to each Party, and (b) all accounting, legal and appraisal fees and settlement charges, provided that, Seller shall be liable for and shall hold Purchaser harmless against any Value Added Tax (“VAT”) which become payable in connection with the transactions contemplated by this Agreement, provided further that, Purchaser shall deliver to Seller by wire transfer to an account designated by Seller any amount received from any tax authorities in connection with payment of such VAT by the Seller within five (5) Business Days from receipt and if the amount returned to Seller by Purchaser is less than the amount of VAT actually paid by Seller to the’ relevant tax authorities, Purchaser shall pay Seller the amount of such shortfall within five (5) Business Days from receipt of any payment from any tax authorities in connection with VAT. For the avoidance of doubt, Purchaser shall have no obligation to deliver to Seller any amounts refunded by the tax authorities until such time as Seller has fully paid the VAT to the relevant tax authorities. Purchaser and Seller shall each bear [***] of all costs and expenses associated with the transfer and/or assignment of the Intellectual Property to Purchaser, including any registration fees payable in connection thereto.

4.2                                 R&D Employees. Not later than one (1) week prior to the Closing, the Parties shall finalize a list of R&D Employees (including Key Employees) (as listed in the Asset List) to be hired by Purchaser. The hire by Purchaser of the R&D Employees shall be subject to the following basic principles:

(a)          All of the R&D Employees shall elect to be formally terminated as employees of Seller and commence new employment relation with Purchaser. Seller shall pay, in a timely manner in accordance with the requirements of the Labor Standards Act and current company practices, all salary, bonuses, allowances, severance, unused leave (including the pro rata portion of accrued but unused leave attributable to the portion of the 2004 calendar year prior to the Closing) and any other monetary obligations or claims relating to the R&D Employees’ employment with Seller that may have accrued to those personnel prior to their separation. Seller represents and warrants that the amount paid by it to such personnel will be adequate to fully atisfy all of their claims relating to each of their terms of employment at Seller or any Affiliate of Seller.

(b)         Prior to the Closing, Seller shall obtain the Employee Releases from the R&D Employees confirming their election to terminate their employment with Seller to the effect that they will waive any right, if any, against Purchaser regarding any severance, unused leave and other obligations or claims arising from their employment relation with Seller before the Closing

(c)          Prior to or on the Closing, each the R&D Employees to be hired by Purchaser shall have executed an employment agreement with Purchaser, to the satisfaction of Purchaser and effective as of the Closing Date, whereby such R&D Employee agrees to continue his/her employment with Purchaser for a period of at least 1.5 years from his/her commencement of new employment with Purchaser. Purchaser shall negotiate in good faith the terms and conditions of the employment agreement with each R&D Employee to be hired by Purchaser and shall promptly commence such negotiations with each R&D Employee as soon as practicable after the execution of this Agreement.

(d)         Purchaser shall favorably consider the implementation of schemes to encourage the R&D Employees to remain with Purchaser following the Closing, such as [***].

(e)          For a period of [***] after Closing, Seller shall not solicit the employment of, or employ, any of the R&D Employees that have been hired by Purchaser pursuant to this Agreement or any other employees of Purchaser.

4.3                                 Non-Competition. For a period of [***] following the Closing, Seller shall not engage in R&D, except that Seller may sell certain CDMA products which have been Completed prior to Closing in each of the following cases:

(a)          With respect to the CDMA 450 products, in case of contractual obligations which were in existence at the time of signing of this Agreement, Seller may satisfy such obligations provided that such obligations will be Completed no later than June 30, 2005;

(b)         With respect to the CDMA 450 and CDMA 800/1900 products Completed prior to Closing, in case of contractual obligations with third parties entered into between signing of this Agreement and Closing and the aggregate amount of such contract(s) is equal to or less than [***], Seller may enter into such contractual obligations, provided that such products will be shipped no later than June 30, 2005.

(c)          With respect to the CDMA 450 and CDMA 800/1900 products Completed prior to Closing, in case of contractual obligations with third parties entered into between signing of this Agreement and Closing in excess of  US$[***] Seller may only enter into such contractual obligations with the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed by Purchaser, and so long as such products will be shipped no later than June 30, 2005.

(d)         With respect to the PCMCIA card products to be sold, Seller may sell such products up to [***] provided that (i) the relevant agreement with the third party is executed prior to the Closing and (ii) such products will be delivered to the customer no later than June 30, 2005. Seller has no obligation to provide technical support with respect to the PCMCIA products.

(e)          With respect to existing contractual obligations with Inquam, Seller shall seek the termination of such obligations prior to Closing and allow Purchaser to discuss with Inquam the possibility of establishing a new business relationship.

4.4                                 Technical Support.  Recognizing that Seller will not be able to provide technical support to its existing and past customers to whom it previously sold the CDMA products as a result of the Asset Transfer, Purchaser shall agree to provide technical support (limited to labor support) to Seller for a period of [***] following the earlier of (a) the last shipment with respect to CDMA 450 products only or (b) June 30, 2005, and Purchaser shall be reimbursed for such support at [***]. For the avoidance of doubt, Purchaser shall have no obligation to provide materials or repair services in connection with the foregoing technical support.

4.5                                 Indemnification.

(i)                                       Indemnification by Seller. Seller hereby agrees to indemnify and hold harmless Purchaser from and against:

(1)          any and all Damages arising out of or resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of Seller contained in this Agreement or in any certificate, instrument, agreement or other document furnished or to be furnished to Purchaser pursuant hereto or in connection with the transactions contemplated hereby;

(2)          any and all Damages arising out of or resulting from any liabilities of Seller of any nature, whether due or to become due, whether accrued, absolute, contingent or otherwise existing on the Closing Date or arising out of any transactions entered into, or any state of facts existing, prior to such date;

(3)          any and all Damages arising from claims brought by R&D Employees with respect to (x) the termination or resignation of their employment with Seller in relation to these employees’ terms of employment with Seller or any Affiliate of Seller, including but not limited to claims resulting from the increase in any employee’s wage during his or her period of employment with Seller, (y) any unpaid compensation for work during overtime, days off and nighttime, and (z) any compensation for unused day(s) of annual and/or monthly leave; and

(4)          any secondary Tax liability of Purchaser under the National Tax Basic Law and the Local Tax Law for the Taxes of Seller that have accrued prior to the Closing Date.

(ii)                                    Indemnification by Purchaser. Purchaser hereby agrees to indemnify and hold harmless Seller from and against any Damages arising out of or resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of Purchaser contained in this Agreement or in any certificate, instrument, agreement or other document furnished or to be furnished to Seller in connection with the transactions contemplated hereby.

(b)         General Indemnification Procedures.

(i)                                       Purchaser and Seller shall cooperate in the defense or prosecution of any claim, action, suit or proceeding asserted against either of them by a party other than a Party hereto or an Affiliate of any Party hereto in respect of which indemnity may be sought hereunder (a “Third Party Claim”) and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(ii)                                    Except as otherwise provided in this Agreement, no action or claim for Damages resulting from breaches of the representations and warranties of Seller or Purchaser shall be brought or made after one (1) year following the Closing, except that such time limitation shall not apply to (1) claims for misrepresentations or breaches of warranty relating to Section 2.7 (relating to Taxes) which may be asserted until 90 days after the running of the applicable statute of limitations with respect to the taxable period to which the particular claims relates and Section 2.20 (relating to Labor Relations) which may be asserted until 90 days after the running of the applicable statute of limitations with respect to any claims that may be brought by a R&D Employee, (2) claims relating to Environmental Liabilities that have been brought against Purchaser by third parties within five (5) years following the Closing Date and (3) any claims which have been the subject of a written notice from Purchaser to Seller prior to the expiration of the applicable period under this Section 4.5(b)(vi), which notice specifies in reasonable detail the nature of the claim.

(iii)                                 Notwithstanding anything to the contrary in this Section 4.4, no limitation or condition of liability provided in this Section shall apply to the breach of any of the representations and warranties contained herein if such representation or warranty was made with actual knowledge that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts contained therein not misleading.

(iv)                                If there shall be a judicial determination that any Party (the ”Indemnified Party”) seeking indemnification from another Party (the ”Indemnifying Party”) under this Agreement is not entitled to such indemnification in the amount originally claimed by a third party, then the Indemnifying Party shall be entitled to reimbursement from the Indemnified Party for its costs and expenses, including reasonable attorneys’ fees, incurred in the defense of the claim for such indemnity pro rata, to the extent that the amount awarded is less than the amount originally claimed.

(v)                                   Following the receipt by either Party of a complaint initiating a lawsuit in respect of a Third Party Claim in respect of which indemnity may be sought from either Party hereunder, within a reasonable time after such receipt, the receiving Party shall give the other Party notice of such Third Party Claim.

(vi)                                Purchaser shall notify Seller and Seller shall notify Purchaser of any claim for Damages. Such notice shall describe, to the extent reasonably available, the nature of the claim, the proposed remedy and the cost to remedy or to satisfy the claim. Purchaser and Seller shall, in good faith, consult with the other Party and give the other Party a reasonable opportunity to propose an alternative method to remedy or satisfy the claim. Provided, however, that if the nature of the claim is such that, in Purchaser and Seller’s judgment, the above notice and opportunity provisions could reasonably be expected to cause further Damages or would otherwise not be appropriate under the circumstances, then the prior notice and opportunity shall not be required. Neither Purchaser nor Seller shall be required in any event to adopt the method proposed by the other Party. Purchaser and Seller’s failure to give the other Party the prior notice and opportunity or to adopt the method proposed, shall not bar in any event either Party from asserting an indemnification claim against the other under and subject to the terms and conditions described in this Section 4.5, but, in any such claim, the failure of either Party to give prior notice and opportunity, or to adopt the method proposed shall be admissible evidence if either Party shall contest the reasonableness of the amount of the Damages that it may recover from the other Party.

(vii)                             Any amounts due to Purchaser as a result of Seller’s indemnification obligations under this Agreement, arising from the transactions contemplated hereby, arising from any breach of any representation or warranty of Seller or otherwise may be drawn by Purchaser from the Purchase Price Escrow. If the amount of the Purchase Price Escrow is not sufficient to pay the amounts due to Purchaser, Purchaser may set off such amount from any amounts owed at any time to Seller or its affiliates to the extent permissible under Korean law.

4.6                                 Confidentiality.              From and after the Closing, Seller shall, and shall cause its Affiliates and representatives to, keep confidential and not disclose to any other Person or use for his or its own benefit or the benefit of any other Person any trade secrets or other confidential proprietary information in its possession or control relating to the Transferred Assets. The obligations of Seller under this Section 4.6 shall not apply to information which (a) is or becomes generally available to the public without breach of the commitment provided for in this Section; or (b) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, Seller shall notify Purchaser as early as reasonably practicable prior to disclosure to allow Purchaser to take appropriate measures to preserve the confidentiality of such information.

4.7                                 Access

(a)                                  Information. Seller and Purchaser shall reasonably cooperate with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each Party has access without causing excessive hardship to normal operations to the business records, contracts and other information existing at the Closing Date and relating to Seller (whether in the possession of Seller or Purchaser) (including copies thereof) as is reasonably necessary for the (i) preparation for or the prosecution or defense of any suit, action, litigation or administrative, arbitration or other proceeding or investigation (other-than one by or on behalf of a Party to this Agreement) by or against Purchaser or Seller (ii) preparation and filing of any Tax return or election relating to Seller and any audit by any taxing authority of any returns of Purchaser or Seller relating thereto, (iii) preparation and filing of any other documents required by governmental or regulatory bodies, (iv) transfer of data to Purchaser relating to Seller and (v) the preparation of any reports necessary for their financial reporting purposes including that required in connection with any registration statement or report filed by Purchaser with any governmental agency, The Party requesting such information and assistance shall reimburse the other Party for all out-of-pocket costs and expenses incurred by such Party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 4.7 shall be during normal business hours and upon not less than two (2) Business Days prior written request, and shall identify the scope of the information to be reviewed and shall be subject to such further reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the Party entitled to claim the same. The Parties mutually agree to use their commercially reasonable efforts to cause their independent public accountants to provide each other with any necessary or required consents in connection with audit of Seller.

(b)                                 Facility. For Completion of the Existing Projects, [***] after the Closing, Seller shall be allowed to oversee the design and production of the Existing Projects, [***]. In this regard, Mr. Ho Young Kim, President of Seller or any one designated by him shall have reasonable access, during normal business hours, to the research and development department of Purchaser, provided that, (i) such access shall be limited to only the work related to the Existing Projects, [***] and (ii) such access shall not interfere with the normal business operation of Purchaser.

4.8                                 Repayment of Debt. If any acceleration clause in any -of the agreements between Seller and Financial Institutions listed in Schedule 2.28 is triggered by the consummation of the transaction contemplated by the Parties herein, Seller covenants to use that portion of the Purchase Price set forth in Section 1.3 hereto or any of its funds to repay in full such obligations unless such Financial Institution(s) that seeks acceleration and Seller enters into a new agreement for the payment of the underlying debt, in which event Seller agrees to make payment based on the new agreement. Schedule 4.8 lists all payment due to creditors of Seller six (6) month after the Closing (assuming the Closing Date of December 7, 2004), which Schedule will be updated as of the Closing Date. Seller covenants to make timely payment to those creditors listed in Schedule 4.8, unless Seller and creditor(s) agree to change the payment term, in which event Seller covenants to make payment based on the new payment term.

4.9                                 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Seller and Purchaser (which consent may be granted or withheld in the sole discretion of Seller or Purchaser), provided, however, that with a prior written notice to Seller, Purchaser may assign this Agreement (including any ancillary agreements thereto) or any of its rights and obligations hereunder to one or more Affiliates of Purchaser without the consent of Seller. In the event of such consented or permitted assignment, Purchaser shall continue to remain liable under this Agreement.

4.10                           Notices of Certain Events. Following the Closing, Seller shall promptly notify Purchaser of (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement and any ancillary agreements thereto, (b) any notice or other communication from any governmental agency in connection with the transactions contemplated by this Agreement and any ancillary agreements thereto, and (c) any claims commenced or, to Seller’s best Knowledge, threatened against, relating to or involving or otherwise affecting the R&D or the Transferred Assets that, if pending on the ‘date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relate to the consummation of the transactions contemplated by this Agreement and any ancillary agreements thereto.

4.11                           Further Action with respect to Transferred Assets. If, after the Closing Date, Seller becomes aware of, or the Purchaser brings to the attention of Seller, any assets of Seller that should have been transferred as of the Closing Date but were not so transferred, then such assets shall be transferred, or caused to be transferred, to the Purchaser (or to one or more Affiliates of the Purchaser designated by the Purchaser) as soon as possible. This provision, however, shall not limit, in any way, the rights and remedies of the Purchaser under this Agreement.

4.12                           Good Faith Obligations. The Parties agree to use their best efforts to take, or cause to be taken, diligently and in good faith all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the contemplated transaction under this Agreement.

SECTION 5

MISCELLANEOUS

5.1                                 Further Assurances; Cooperation. At and after the Closing, Seller will execute and deliver such further instruments of conveyance and transfer as Purchaser may reasonably request to convey and transfer effectively to Purchaser the Transferred Assets or to put Purchaser in actual possession and control of the R&D.

5.2                                 Nature- and Survival of Representations. The representations, warranties, covenants and agreements of Purchaser and Seller contained in this Agreement, and all statements contained in this Agreement or any Exhibit or Schedule hereto or any certificate delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be deemed to constitute representations, warranties, covenants and agreements of the respective Party delivering the same. Subject to Sections 4.2(e), 4.3 and 4.5, all such representations, warranties, covenants and agreements shall survive the Closing for [***]. Except for the representation and warranties expressly contained in this Agreement, the Parties make no other representations or warranties and no additional representations and warranties may be implied.

5.3                                 Notices. All notices, requests, demands elections and other communications which either Party to this Agreement may desire or be required to give hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by a reputable courier service which requires a signature upon delivery, by mailing the same by registered or certified first class mail, postage prepaid, return receipt requested, or by telecopying with receipt confirmation (followed by a first class mailing of the same) to the Party to whom the same is so given or made. Such notice, request, demand, waiver, election or other communication will be deemed to have been given as of the date so delivered or electronically transmitted or seven days after mailing thereof.

If to Seller, to:                                                                      Giga Telecom, Inc.
5th Floor, Sewha Building
156-3 Samsung-Dong, Gangnam-Gu
Seoul, Korea 135-091
Attn: H.Y. Kim, President
Facsimile: 822-558-3196

If to Purchaser, to:                                              UTStarcom, Inc.
1275 Harbor Bay Parkway
Alameda, CA 94502
Telecopy: 510-864-8802
Attn: Russell L Boltwood Esq., General Counsel
Facsimile: 510-864-8802

or to such other address as such Party shall have specified by notice to the other Party hereto.

5.4                                 Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the Parties hereto and their respective successors and assigns.

5.5                                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Korea, without regard to its conflict of law provisions.

5.6                                 Heading. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

5.7                                 Amendment and Waiver. The Parties may by mutual agreement amend this Agreement in any respect, and any Party, as to such Party, may (a) extend the time for the performance of any of the obligations of any other Party, (b) waive any inaccuracies in representations by any other Party, (c) waive compliance by any other Party with any of the agreements contained herein and performance of any obligations by such other Party, and (d) waive the fulfillment of any condition that is precedent to the performance by such Party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the Party against whom enforcement of the same is sought.

5.8                                 Entire Agreement. This Agreement and the Schedules hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

5.9                                 Counterparts. This Agreement may be executed (including by facsimile transmission) in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

5.10                           Governing Language. The English language text of the Agreement shall prevail over any translation thereof.

5.11                           Dispute Resolution. For any dispute arising under this Agreement which is not settled after good faith attempts by the Parties to amicably resolve such dispute, Seoul Central District Court shall have exclusive jurisdiction over such matters.

5.12                           Termination. This Agreement may be terminated upon the occurrence of any of the following events:

(a)          The mutual agreement of all the Parties to terminate the Agreement;

(b)         By Purchaser in its sole discretion at any time, with or without cause, from the date of this Agreement until [***] before Seller’s shareholders’ meeting to approve the Asset Transfer (“Walk Away Date”). Immediately following Seller’s board of directors meeting for convening the shareholders’ meeting, Seller shall inform Purchaser of the scheduled date of the shareholders’ meeting. Prior to the Walk Away Date, Purchaser shall not incur any penalty for terminating the Agreement. For the avoidance of doubt, Seller agrees not to give to the shareholders the notice for convening the shareholders’ meeting until further approvals/clearance from the MOCIE and MOST (including project models GDB 570, GPM-3000, GDM-100, GDM-101 and GDM-530) have been obtained as provided under Section 1.11(g).

(c)          By Purchaser in its sole discretion (i) at any time prior to the date of the Seller’s shareholders’ meeting to approve the Asset Transfer if Purchaser determines that the MOCIE and MOST approvals/clearance (as provided in Section 1.11(g) above) is not satisfactory or (ii) by [***] prior to the date of the Seller’s shareholders’ meeting if Purchaser determine that it has not obtained assurance to its reasonable satisfaction that any contemplated change of existing laws or adoption of new laws in connection with the export and/or use of the concerned CDMA technology (as provided in Section 1.11(g) above). Such termination by Purchaser shall be deemed to be termination with cause, but shall not be deemed to be (i) a breach by Seller or Purchaser and (ii) cause attributable to Seller. Neither Purchaser nor Seller shall be obligated to pay any amount or reimburse the other Party for any loss incurred by it as a result of such termination. If Purchaser fails to notify Seller of the termination of the Agreement under this Section 5.12(c) prior to the date of such Seller’s shareholders’ meeting, Purchaser shall be deemed to have accepted the approvals/clearance obtained from the MOCIE and MOST and shall not terminate this Agreement pursuant to this Section 5.12(c). Regardless of whether or not Purchaser exercises its right to terminate this Agreement pursuant to this Section 5.12(c), it shall not in any way affect its right to terminate this Agreement under any other provisions of this Section 5.12.

(d)         By Purchaser, without cause, after the Walk Away Date until the date of the shareholders’ meeting for approving this transaction, provided that, Purchaser shall pay Seller reasonable costs and expenses incurred by Seller as a result of terminating the Agreement in an amount not to exceed [***] and provided further that, if Purchaser terminates the Agreement with cause during this period, Purchaser shall have no obligation to pay Seller the costs and expenses.

(e)          By Purchaser, without cause, after the date of the shareholder’s meeting for approving this transaction until [***] prior to Closing, provided that, Purchaser shall pay Seller reasonable costs and expenses incurred by Seller as a result of terminating the Agreement in an amount not to exceed [***] and provided further that, if Purchaser terminates the Agreement with cause during this period, Purchaser shall have no obligation to pay Seller the costs and expenses. Purchaser may not terminate this Agreement without cause after [***] prior to the Closing except where Closing does not occur by January 31, 2005, in which case, Purchaser may at its discretion terminate this Agreement as provided under Section 5.12(f) below unless the Parties mutually agree to extend such date.

(f)            Prior to the shareholders meeting to approve the Asset Transfer, Seller may terminate this transaction without penalty in the event that [***] or more of the total outstanding shares of Seller notify Seller of its dissent to the Asset Transfer. Seller shall use its best efforts to minimize the number of shareholders who dissent to the Asset Transfer. Except -as provided above, Seller has no right to terminate this transaction prior to Closing except if Purchaser has failed to meet a condition precedent under Section 1.10 prior to the Closing. If this Agreement is terminated by Purchaser due to a material breach by Seller of this Agreement or if Closing does not occur by January 31, 2005 due to causes primarily attributable to Seller (in which case, Purchaser may terminate this Agreement at its sole discretion), Seller shall pay Purchaser a break-up fee of [***].

5.13                           Severability. If at anytime subsequent to the date hereof, any term or provision of this Agreement shall be determined by any court of competent jurisdiction to be partially or wholly illegal, void or unenforceable, such provision shall be of no force and effect to the extent so determined, but the illegality or unenforceability of such term or provision shall have no effect upon and shall not impair the legality or enforceability of any other term or provision of this Agreement.

5.14                           Construction. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto.

5.15                           Force Majeure. Neither Party shall be considered in default or liable for any delay or failure to perform under this Agreement due to causes beyond its reasonable control. Such causes may include, but not be limited to, an act of nature, acts of the public enemy, labor disputes, strikes, unusually severe weather conditions, insurrection, riot, war (whether an actual declaration is made or not), civil commotion and other causes beyond the Party’s reasonable control. Without prejudice to Section 5.12, if force majeure prevents or delays the obligation under this Agreement, then the Party claiming force majeure shall promptly notify the other Party in writing and shall use reasonable efforts and due diligence to resume performance of its obligations.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed in their respective names by an officer thereof duly authorized as of the date first above written.

UTSTARCOM CDMA TECHNOLOGIES KOREA LIMITED

By:
Name:
Title:

GIGA TELECOM, INC.

By:	/s/ Hoyoung Kem
Name:Hoyoung Kem
Title: CEO and President

[SIGNATURE PAGE FOR ASSET PURCHASE AGREEMENT]